Prospectus Supplement                            File Pursuant to Rule 424(b)(4)
To Prospectus Dated June 22, 2000                Registration No. 333-37208

                             BURR-BROWN CORPORATION

                                  $250,000,000

                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
           AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement relates to the resales by the selling shareholders of 4 1/4% convertible subordinated notes due 2007 of Burr-Brown Corporation and the shares of common stock, par value of $0.01 per share, of Burr-Brown Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                                 Principal Amount
                                                                  At Maturity of
                                                                      Notes
                                                                   Beneficially      Percentage   Shares of Common    Percentage of
                                                                Owned That May Be     of Notes     Stock That May      Common Stock
Name                                                                  Sold          Outstanding      be Sold (1)     Outstanding (2)
1976 DISTRIBUTION TRUST FBO JANE A. LAUDER                        $    20,000            *                 346              *
1976 DISTRIBUTION TRUST FBO JANE A. LAUDER/ZINTERHOFER                 20,000            *                 346              *
ABN AMRO INCORPORATED                                                 400,000            *               6,922              *
BRITISH VIRGIN ISLAND SOCIAL SECURITY BOARD                            40,000            *                 692              *
CITY UNIVERSITY OF NEW YORK                                            99,000            *               1,713              *
CIBC WORLD MARKETS INTERNATIONAL ARBITRAGE CORP.                    7,500,000           3.0            129,802              *
CREDIT SUISSE FIRST BOSTON CORPORATION                              7,238,000           2.9            125,268              *
ELF AQUITAINE                                                         125,000            *               2,163              *
EQAT ALLIANCE BALANCED FUND                                         1,600,000            *              27,691              *
GOLDMAN SACHS AND COMPANY                                           1,929,000            *              33,385              *
THE GRABLE FOUNDATION                                                 148,000            *               2,561              *
GRADY HOSPITAL FOUNDATION                                             154,000            *               2,665              *
INDEPENDENCE BLUE CROSS                                               145,000            *               2,509              *
LOCAL INITIATIVES SUPPORT CORPORATION                                  64,000            *               1,107              *
LORD ABBETT BOND DEBENTURE FUND                                     4,400,000           1.8             76,150              *
MERRILL LYNCH INSURANCE GROUP                                         362,000            *               6,265              *
NEW ORLEANS FIREFIGHTERS PENSION/RELIEF FUND                          158,000            *               2,734              *
OCM CONVERTIBLE LIMITED PARTNERSHIP                                   150,000            *               2,596              *
OCM CONVERTIBLE TRUST                                                 725,000            *              12,547              *

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
                                                                 Principal Amount
                                                                  At Maturity of
                                                                      Notes
                                                                   Beneficially      Percentage   Shares of Common    Percentage of
                                                                Owned That May Be     of Notes     Stock That May      Common Stock
Name                                                                  Sold          Outstanding      be Sold (1)     Outstanding (2)
OCCIDENTAL PETROLEUM CORPORATION                                      273,000            *               4,724              *
OHIO BUREAU OF WORKERS COMPENSATION                                   186,000            *               3,219              *
OXFORD, LORD ABBETT & CO.                                           1,000,000            *              17,307              *
SHELL PENSION TRUST                                                   387,000            *               6,697              *
STATE OF MARYLAND RETIREMENT SYSTEM                                 3,533,000           1.4*            61,145              *
TCW GROUP, INC.                                                    14,745,000           5.9            255,192              *
UBS AG LONDON BRANCH                                                8,000,000           3.2            138,456              *
WORLDWIDE TRANSACTIONS, LTD.                                          136,000            *               2,353              *

*        Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $57.78 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities and Exchange Act using 58,254,005 shares of common stock outstanding as of May 5, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus Supplement is July 17, 2000